Exhibit 99.2


                         Report of Independent Auditors


The Stockholder and Board of Directors
MPG-Net


We have audited the accompanying combined balance sheets as of October 31, 1998 and December 31, 1997, of the corporations listed in Note 1, and the related combined statements of operations, stockholder's deficit, and cash flows for the ten months ended October 31, 1998 and for the year ended December 31, 1997. These financial statements are the responsibility of the companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position at October 31, 1998 and December 31, 1997, of the corporations listed in Note 1, and the combined results of their operations and their cash flows for the ten months ended October 31, 1998 and for the year ended December 31, 1997, in conformity with accounting principles generally accepted in the United States.



December 3, 1998,
except for Note 10, as to which the date is February 12, 1999

                                     MPG-Net

                             Combined Balance Sheets

                                                                 OCTOBER 31       DECEMBER 31
                                                                    1998             1997
                                                              -----------------------------------
                                                                        (IN THOUSANDS)
ASSETS
Current assets:
  Cash                                                             $    25          $    19
  Accounts receivable                                                   30               14
  Prepaid expenses and other current assets                             32               16
                                                              -----------------------------------
Total current assets                                                    87               49

Property and equipment:
  Computer hardware and other equipment                                822              786
  Furniture and fixtures                                               193              192
  Software                                                              49               27
  Leasehold improvements                                                18               18
                                                              -----------------------------------
                                                              -----------------------------------
                                                                     1,082            1,023
Accumulated depreciation                                              (880)            (796)
                                                              -----------------------------------
                                                                       202              227

Other noncurrent assets                                                 32               43


                                                              -----------------------------------
Total assets                                                       $   321          $   319
                                                              ===================================


                                                                OCTOBER 31      DECEMBER 31
                                                                   1998            1997
                                                              --------------------------------
                                                                      (IN THOUSANDS)
LIABILITIES AND STOCKHOLDER'S DEFICIT
Current liabilities:
  Trade accounts payable                                         $      64       $      91
  Accrued expenses and other current liabilities                       227             149
  Deferred income                                                      150               -
  Accrued interest payable to related parties                        4,142           3,313
  Rent payable to stockholder                                          481             386
  Notes payable to related parties                                  12,496          11,519
  Current portion of capital lease obligations                          33              19
                                                              --------------------------------
Total current liabilities                                           17,593          15,477

Capital lease obligations, less current portion                         33              28

Stockholder's deficit:
  Common stock                                                           6               6
  Additional paid-in capital                                            48               -
  Deferred compensation                                                (31)              -
  Accumulated deficit                                              (17,328)        (15,192)
                                                              --------------------------------
Total stockholder's deficit                                        (17,305)        (15,186)
                                                              ================================
Total liabilities and stockholder's deficit                      $     321       $     319
                                                              ================================

SEE ACCOMPANYING NOTES.

                                     MPG-Net

                        Combined Statements of Operations



                                                                 TEN MONTHS
                                                                   ENDED          YEAR ENDED
                                                                 OCTOBER 31       DECEMBER 31
                                                                    1998               1997
                                                              ----------------------------------
                                                                       (IN THOUSANDS)
Revenues:
  Online sales                                                    $      88        $     130
  Contract royalties and licenses                                       107                6
  Advertising and other                                                  40                -
                                                              ----------------------------------
Total revenues                                                          235              136

Cost of revenues:
  Cost of products and services                                          64              115
  Royalties and amortized costs                                           2               95
                                                              ----------------------------------
Total cost of revenues                                                   66              210
                                                              ----------------------------------

Gross profit (loss)                                                     169              (74)

Operating expenses:
  Product development                                                   693            1,449
  Sales and marketing                                                   109               51
  General and administrative                                            655              835
                                                              ----------------------------------
Total operating expenses                                              1,457            2,335
                                                              ----------------------------------

Operating loss                                                       (1,288)          (2,409)

Other expense:
  Interest expense - related parties                                    830              903
  Other                                                                  18               21
                                                              ----------------------------------
Total other expense                                                     848              924
                                                              ==================================
Net loss                                                           $ (2,136)        $ (3,333)
                                                              ==================================



SEE ACCOMPANYING NOTES.

                                     MPG-Net

                  Combined Statements of Stockholder's Deficit


                                                         ADDITIONAL
                                             COMMON        PAID-IN       DEFERRED     ACCUMULATED
                                               STOCK       CAPITAL     COMPENSATION     DEFICIT        TOTAL
                                             ---------- ------------ --------------- ------------- --------------
                                                                       (IN THOUSANDS)

  Balance at December 31, 1996                     6       $   -        $     -        $ (11,859)    $ (11,853)
    Net loss                                       -           -              -           (3,333)       (3,333)
                                             --------------------------------------------------------------------
  Balance at December 31, 1997                     6           -              -          (15,192)      (15,186)
    Deferred compensation related to grant
      of stock option                              -          48            (48)               -             -
    Amortization of deferred compensation          -           -             17                -            17
    Net loss                                       -           -              -           (2,136)       (2,136)
                                             --------------------------------------------------------------------
  Balance at October 31, 1998                      6       $  48        $   (31)      $  (17,328)    $ (17,305)
                                             ====================================================================



  SEE ACCOMPANYING NOTES.

                                     MPG-Net

                        Combined Statements of Cash Flows


                                                                TEN MONTHS
                                                             ENDED OCTOBER 31   YEAR ENDED
                                                                               DECEMBER 31
                                                                   1998            1997
                                                             ---------------------------------
                                                                      (IN THOUSANDS)
OPERATING ACTIVITIES
Net loss                                                          $ (2,136)       $ (3,333)
Adjustments to reconcile net loss to net cash used in
  operating activities:
    Depreciation and amortization                                       94             157
    Amortization of deferred compensation                               17               -
    Write-off of advanced royalties                                      -             392
    Loss on sale of assets                                              10               -
    Amortization of capitalized software development costs               -              86
    Changes in operating assets and liabilities:
      Accounts receivable                                              (16)             (3)
      Prepaid expenses and other current assets                        (16)            156
      Other noncurrent assets                                           (6)             (5)
      Trade accounts payable                                           (27)           (122)
      Accrued expenses and other current liabilities                    78              18
      Deferred income                                                  150               -
      Accrued interest payable to related parties                      832             903
      Rent payable to stockholder                                       84             113
                                                             ---------------------------------
Net cash used in operating activities                                 (936)         (1,638)

INVESTING ACTIVITIES
Purchase of property and equipment                                     (24)            (17)
                                                             ---------------------------------
Net cash used in investing activities                                  (24)            (17)

FINANCING ACTIVITIES
Proceeds from notes payable to related parties                         985           1,674
Payments on capital lease obligations                                  (19)            (17)
                                                             ---------------------------------
Net cash provided by financing activities                              966           1,657
                                                             ---------------------------------
Net increase in cash                                                     6               2
Cash at beginning of period                                             19              17
                                                             =================================
Cash at end of period                                             $     25        $     19
                                                             =================================

NONCASH INVESTING AND FINANCING ACTIVITIES
Acquisition of equipment under capital leases                     $     38        $      6
                                                             =================================

SEE ACCOMPANYING NOTES.

                                     MPG-Net

                     Notes to Combined Financial Statements

                                October 31, 1998


1. DESCRIPTION OF BUSINESS

Multiplayer Games Network, Inc. (a New York Subchapter S Corporation), Tantalus, Inc. (a New York Subchapter S Corporation), and MPG-Net, Inc. (a Delaware Subchapter C Corporation), (collectively the "Company" or "MPG-Net") is primarily in the business of developing, publishing and distributing interactive, real-time 3D entertainment for multi-user online/Internet play, as well as creating interactive entertainment platforms on the Internet, such as online game channels, game hubs and websites.

2. PRINCIPLES OF COMBINATION/CONSOLIDATION

The accompanying 1997 combined financial statements represent the combined operations of Multiplayer Games Network, Inc. and Tantalus, Inc., both of which are owned by the same sole stockholder. The accompanying 1998 financial statements represent the consolidated and combined operations of Multiplayer Games Network, Inc., Tantalus, Inc., and MPG-Net, Inc. MPG-Net, Inc. was formed on October 1, 1998 through a contribution of the combined net assets, excluding certain liabilities of Multiplayer Games Network, Inc. and Tantalus, Inc., in exchange for all of MPG-Net, Inc.'s outstanding common stock, 5,000,000 shares at $.001 par value. Therefore, Multiplayer Games Network, Inc. and Tantalus, Inc. each own 50% of the outstanding common stock of MGP-Net, Inc.

The combined entities are effectively owned by one stockholder whom primarily has funded the operations of MPG-Net since inception. All significant intercompany accounts and transactions have been eliminated in combination and consolidation. The 5,000,000 issued and outstanding shares of MPG-Net, Inc. have been eliminated in consolidation.

The Company's stockholder's deficit at October 31, 1998 is as follows (IN THOUSANDS, EXCEPT SHARE DATA):

                              SHARES
                  ------------------------------
                                                           ADDITIONAL
                  PAR                              COMMON  PAID-IN    DEFERRED   ACCUMULATED
    COMPANY        VALUE   AUTHORIZED OUTSTANDING  STOCK    CAPITAL  COMPENSATION DEFICIT   TOTAL
----------------- -------- ---------- ---------- --------- --------- ----------- --------- ---------

Multiplayer
  Games Network,  No par         200     100     $    5       $ 48      $(31)    $(6,327)  $ (6,305)
  Inc.
Tantalus, Inc.    No par         200      10          1          -         -     (10,909)   (10,908)
MPG-Net, Inc.      $.001   30,000,000      -          -          -         -         (92)       (92)
                           ========== ========== ========= ========= =========== ========= =========
                           30,000,400    110     $    6       $ 48      $(31)    $(17,328) $(17,305)
                           ========== ========== ========= ========= =========== ========= =========

                                     MPG-Net

2. PRINCIPLES OF COMBINATION/CONSOLIDATION (CONTINUED)

The Company's stockholder's deficit at December 31, 1997 is as follows (IN THOUSANDS, EXCEPT SHARE DATA):

                                       SHARES
                        -------------------------------------
                        PAR VALUE                              COMMON    ACCUMULATED
       COMPANY                      AUTHORIZED   OUTSTANDING    STOCK      DEFICIT      TOTAL
-------------------------------------------------------------------------------------------------

Multiplayer Games
  Network, Inc.           No par          200         100         $5     $ (5,713)    $ (5,708)
Tantalus, Inc.            No par          200          10          1       (9,479)      (9,478)
                                    -------------------------------------------------------------
                                          400         110         $6     $(15,192)    $(15,186)
                                    =============================================================

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH

The Company includes amounts in demand deposit accounts in cash.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Depreciation for computer hardware and other equipment, furniture and fixtures and software is computed using the straight-line method over the estimated useful lives of the assets, ranging from five to seven years. Leasehold improvements are amortized on a straight-line basis over the term of the estimated useful life of the asset or the remaining lease term, whichever is less. Depreciation expense, including amortization of equipment under capital leases was $77,000 and $130,000 for the ten months ended October 31, 1998 and for the year ended December 31, 1997, respectively.

                                     MPG-Net

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CAPITALIZED SOFTWARE DEVELOPMENT COSTS AND PRODUCT DEVELOPMENT COSTS

Costs incurred in the development of software for sale to customers are capitalized after a product's technological feasibility has been established. Capitalization of such costs is discontinued when a product is available for general release to customers. Capitalized software development costs are capitalized at the lower of cost or net realizable value and amortized using the greater of the revenue curve method or the straight-line method over the estimated economic life of the related product. Amortization begins when a product is ready for general release to customers. Amortization of capitalized software development costs is included in royalties and amortized costs in the combined statements of operations and was $0 and $86,000 for the ten months ended October 31, 1998 and for the year ended December 31, 1997, respectively.

Information related to net capitalized software development costs is as follows (IN THOUSANDS):

                                                                OCTOBER 31      DECEMBER 31
                                                                   1998            1997
                                                              --------------------------------
  Balance at beginning of period                                   $   -           $   86
  Capitalized                                                          -                -
  Amortized                                                            -              (86)
                                                              --------------------------------
 Balance at end of period                                         $   -           $    -
                                                              ================================

Product development expenses (excluding capitalized software development costs) are charged to operations in the period incurred. These expenses consist primarily of payroll and payroll related costs incurred in connection with the development of computer games and the development and enhancement of online entertainment platforms and websites.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of cash, accounts receivable and accounts payable approximates fair value at October 31, 1998 and December 31, 1997, respectively. At October 31, 1998 and December 31, 1997, the notes payable to related parties, accrued interest payable to related parties and rent payable to stockholder were reflected at historical values. In connection with the February 1999 merger transaction (see Note 10), the note payable to stockholder, accrued interest payable to stockholder and rent payable to stockholder were canceled by the stockholder and recorded as contributed capital at historical values. Also, in conjunction with the merger transaction, the $1.2 million note payable and accrued interest payable to the other related party (see note 4) were settled for approximately $778,000.

                                     MPG-Net

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION

In October 1997, the Accounting Standards Executive Committee (AcSEC) issued Statement of Position (SOP) 97-2, Software Revenue Recognition, as amended in March 1998 by SOP 98-4 and October 1998 by SOP 98-9. These SOPs provide guidance on applying generally accepted accounting principles in recognizing revenue on software transactions. The Company adopted SOP 97-2 for software transactions entered into beginning January 1, 1998. Based on the current requirements of the SOPs, application of these statements did not have a material impact on the Company's revenue recognition policies. However, AcSEC is currently reviewing further modifications to the SOP with the objective of providing more definitive, detailed implementation guidelines. This guidance could lead to unanticipated changes in the Company's operations and revenue recognition practices.

Revenue from online sales is recognized based upon the Company's monthly usage fee and the actual number of network subscribers utilizing the Company's gaming services. Revenue from contract royalties and licenses is recognized when earned under the terms of the relevant agreements with third parties. Revenue from certain software development contracts with fixed price components is recognized on the percentage of completion basis in accordance with the American Institute of Certified Public Accountants' Statement of Position 81-1 ("SOP 81-1"), "Accounting for Performance of Construction-Type and Certain Production-Type Contracts". In accordance with SOP 81-1, the Company recognizes percentage of completion revenue based upon the ratio of accumulated incurred costs to total estimated costs to complete each contract.

ADVERTISING EXPENSE

The cost of advertising is expensed as incurred, and amounted to $60,000 and $4,000 for the ten months ended October 31, 1998 and for the year ended December 31, 1997, respectively.

                                     MPG-Net

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES

MPG-Net, Inc. accounts for income taxes using the liability method. The liability method accounts for income taxes and deferred tax assets and liabilities based on differences between the financial reporting and tax basis of those assets and liabilities. Multiplayer Games Network, Inc. and Tantalus, Inc. elected to be taxed, for federal and state income tax purposes, as S-Corporations under applicable provisions of the Internal Revenue Code. Accordingly, income, losses and credits for those companies are passed directly to the stockholder rather than being taxed at the corporate level.

IMPACT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In 1998, the Company adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, ("SFAS 130"), which establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS 130 only impacts financial statement presentation as opposed to actual amounts recorded. Other comprehensive income includes all nonowner changes in equity that are excluded from net income. This Statement has no financial statement impact for an enterprise that has no items of other comprehensive income in any period presented. During the ten months ended October 31, 1998 and the year ended December 31, 1997, the Company had no items of other comprehensive income.

Effective January 1, 1998, the Company adopted SFAS 131, Disclosures about Segments of an Enterprise and Related Information, which superseded Statement of Financial Accounting Standards No. 14, Financial Reporting for Segments of a Business Enterprise. SFAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. The adoption of SFAS 131 did not affect net earnings or financial position.

In June 1998, the Financial Accounting Standards Board issued SFAS 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133 establishes new accounting and reporting requirements for derivative instruments, including certain derivative instruments embedded in other contracts and hedging activities. The standard requires all derivatives to be measured at fair value and recognized as either assets or liabilities in the balance sheet. Under certain conditions, a derivative may be specifically designated as a hedge. Accounting for the

                                     MPG-Net

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. Adoption of the standard is required for the Company's December 31, 2000 financial statements with early adoption allowed as of the beginning of any quarter after June 30, 1998. The Company had no derivative instruments at December 31, 1998.

4.  NOTES PAYABLE TO RELATED PARTIES

Notes payable to related parties consist of the following (IN THOUSANDS):

                                                                  OCTOBER 31     DECEMBER 31
                                                                     1998            1997
                                                                -------------------------------
  Note payable to stockholder, unsecured, interest at
    8% per annum                                                     $ 11,296      $   11,314
  Note payable to related party, unsecured, interest at
    8% per annum                                                        1,200             205
                                                                -------------------------------
                                                                     $ 12,496      $   11,519
                                                                ===============================

The Company incurred interest expense related to these notes totaling $830,000 and $903,000 during the ten months ended October 31, 1998 and the year ended December 31, 1997, respectively. Accrued interest due to the stockholder was $4,100,000 and $3,312,000 at October 31, 1998 and December 31, 1997,
respectively. Accrued interest due to the related party was $42,000 and $1,000 at October 31, 1998 and December 31, 1997, respectively. Subsequent to October 31, 1998, the notes payable to stockholder and to the related party and the related accrued interest were satisfied as described in Note 10. The stockholder and the related party entered into an agreement providing for the note payable to related party to have a senior preference over the stockholder's note in the event of bankruptcy, reorganization, sale or divestiture of the Company.

5.  EMPLOYEE STOCK OPTION

In January 1998, the Company entered into an employment and option grant agreement with a key employee. In accordance with the terms of the agreement, the Company granted an option to the employee to purchase 5% of the Company's outstanding common stock at an exercise price of $.01 per share. The option agreement provides for 20% vesting immediately and the remaining 80% vesting over four years with accelerated vesting upon a change in control of the Company.

                                     MPG-Net

5.  EMPLOYEE STOCK OPTION (CONTINUED)

The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for the employee stock option.

The Company recorded deferred compensation of $47,500 at the date of the option grant representing the difference between the grant price and the estimated fair value of the Company's common stock. This amount is being amortized over the vesting period of the option and totaled $17,000 during the ten-month period ended October 31, 1998. In connection with the sale of the Company in February 1999, the option became fully vested and the remaining unamortized deferred compensation was fully expensed (See Note 10).

The Company has adopted the disclosure-only provisions of SFAS 123. In accordance with SFAS 123, the fair value of the option grant was determined by using the minimum value option-pricing model with the following weighted average assumptions for the ten-month period ended October 31, 1998, dividend yield of 0.0%, risk-free interest rate of 5.30%, and an expected option life of 2 years. The weighted average grant date fair value of the option was $.19 per share. Had compensation cost for the Company's stock option been determined based on the fair value at the date of grant consistent with the provisions of SFAS 123, the Company's net loss would have increased to $2,138,000 for the ten months ended October 31, 1998.

6.  LEASES

The Company has non-cancelable operating leases in effect for the rental of its office facilities from the stockholder, as well as certain computer and office equipment leases with third parties through 2003. The monthly rent under the Company's facilities lease is periodically adjusted based on changes in the consumer price index.

Rent expense was $153,000 and $174,000 for the ten-month period ended October 31, 1998 and for the year ended December 31, 1997, respectively.

                                     MPG-Net

6.  LEASES (CONTINUED)

Property and equipment includes the following amounts for capital leases (IN THOUSANDS):

                                                                 OCTOBER 31     DECEMBER 31
                                                                    1998            1997
                                                               --------------------------------

   Computer and office equipment                                    $ 111           $ 73
   Less accumulated amortization                                      (30)           (17)
                                                                              -----------------
                                                               ================================
                                                                    $  81           $ 56
                                                               ================================

The following is a schedule of future minimum lease payments for capital and operating leases for the years ending October 31 (IN THOUSANDS):

                                                                 CAPITAL LEASES   OPERATING
                                                                                    LEASES
                                                                 ------------------------------

     1999                                                           $   39         $   260
     2000                                                               26             260
     2001                                                               11             260
     2002                                                                -             260
     2003                                                                -             238
                                                                 ------------------------------
                                                                        76         $ 1,278
                                                                                ===============
     Less amounts representing interest                                (10)
                                                                 ---------------
     Present value of future minimum lease payments                     66
     Less current portion                                              (33)
                                                                 ---------------
     Non-current portion of future minimum lease payments           $   33
                                                                 ===============

7.  OTHER RELATED PARTY TRANSACTIONS

For the ten months ended October 31, 1998 and the year ended December 31, 1997, advances from the stockholder and other related party totaled $985,000 and $1,674,000, respectively. These advances represent draws on the notes payable to related parties.

For the ten months ended October 31, 1998 and the year ended December 31, 1997, the Company incurred rent expense from office leases with a company owned by the stockholder totaling $139,000 and $156,000, respectively.

                                     MPG-Net

8. INCOME TAXES

Tantalus, Inc. and Multiplayer Games Network, Inc. have both elected to be taxed under Subchapter S of the Internal Revenue Code. Consequently, those companies have not been subject to federal or state income taxes and the income, losses and credits of each Company are passed directly to the stockholder. MPG-Net, Inc. elected to be taxed under Subchapter C of the Internal Revenue Code and began operations in October 1998.

At October 31, 1998, MPG-Net has federal net operating loss carryforwards available to offset future taxable income of approximately $90,000 which expire in 2018. State net operating loss carryforwards are approximately $90,000 and will expire in 5 to 15 years.

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of MPG-Net's deferred income tax assets consisted of the following at October 31, 1998:

    Deferred tax assets - net operating loss carryforward         $  31,500
    Less valuation allowance                                        (31,500)
                                                              =================
                                                                  $       -
                                                              =================

The deferred tax asset is fully offset by a valuation allowance based on management's evaluation of the criteria set forth in SFAS 109.

9.   SIGNIFICANT CUSTOMERS

Revenues from significant customers representing 10% or more of revenues for the ten months ended October 31, 1998, are summarized as follows:

  Customer 1                                             29%
  Customer 2                                             16%

There were no customers representing greater than 10% of revenues during the year ended December 31, 1997.

                                     MPG-Net

10.  SUBSEQUENT EVENTS

On January 25, 1999, the Company entered into an Agreement and Plan of Merger ("Merger Agreement") with Interactive Magic, Inc. ("Interactive Magic") whereby the Company exchanged all of its outstanding common stock for common stock of Interactive Magic. Contemporaneously with the closing of the merger on February 12, 1999, Interactive Magic issued 150,000 shares of its common stock valued at $778,000 in full settlement of the note payable to related party plus unpaid interest totaling $1,261,000. The difference in these amounts has been recognized by the Company in 1999 as an extraordinary gain on the early extinguishment of the debt.

Immediately prior to the closing of the merger in 1999, all amounts owed to the stockholder were forgiven and were recorded as contributed capital to the Company.

During February 1999, prior to the merger with Interactive Magic, the Company's stockholder assumed the Company's obligation for unpaid professional fees totaling $212,000 and in exchange received a $212,000 note from the Company. Immediately prior to the merger, the stockholder forgave the note and the $212,000 has been recorded as contributed capital to the Company.

During November 1998, the Company and Interactive Magic entered into a loan agreement which provided $300,000 in working capital advances to the Company through the closing of the merger on February 12, 1999. Interest on these advances will accrue at an annual rate of 18%.

In connection with the merger, the outstanding employee stock option (see Note
5) became fully vested and was exercised by the employee. The remaining unamortized deferred compensation was fully expensed at the time of the merger.

                                     MPG-Net

11. YEAR 2000 ISSUE (UNAUDITED)

Many existing computer systems and applications, and other control devices, use only two digits to identify a year in the date field, without considering the impact of the upcoming changes in the century. As a result, such systems and applications could fail or create erroneous results unless corrected so that they can process data related to the year 2000. The Company relies on its systems, applications and devices in operating and monitoring all major aspects of its business, including financial systems (such as general ledger, accounts payable and payroll modules), customer services, infrastructure, embedded computer chips, networks and telecommunications equipment. The Company also relies, directly and indirectly, on external systems of business enterprises such as customers, suppliers, creditors, financial organizations, and of governmental entities, for accurate exchange of data. The Company's current estimate is that the costs associated with the year 2000 issue, and the consequences of incomplete or untimely resolution of the year 2000 issue, will not have a material adverse effect on the combined result of operations or combined financial position of the Company in any given year. However, despite the Company's efforts to address the year 2000 impact on its internal systems, the Company has not fully identified such impact or whether it can resolve it without disruption of its business and without incurring significant expense. In addition, even if the internal systems of the Company are not materially affected by the year 2000 issue, the Company could be affected through disruption in the operation of the enterprises with which the Company interacts.